UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AMERICAN EQUITY
Investment Life Holding Company

5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 8, 2006

The Annual Meeting of Stockholders of American Equity Investment Life Holding Company will be held at the Company’s executive offices, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, on Thursday, June 8, 2006 at 3:30 p.m., local time, for the following purposes:

1.                 To elect a total of three (3) Directors to three-year terms.

2.                 To consider and vote upon a proposed Amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 75,000,000 to 125,000,000.

3.                 To consider and vote upon the ratification of KPMG LLP as the Company’s independent auditors for 2006.

4.                 To transact such other business that may properly come before the meeting.

Stockholders of record at the close of business on April 15, 2006, are entitled to notice of and vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote in one of the following ways:

•       By telephone, using the toll-free telephone number shown on the proxy card;

•       Through the Internet by visiting the website noted on the proxy card; or

•       By completing, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope or by fax to the number shown on the proxy card.

By Order of the Board of Directors

Debra J. Richardson
Secretary
West Des Moines, Iowa
April 27, 2006

PROXY STATEMENT

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Annual Meeting of Stockholders
June 8, 2006

TABLE OF CONTENTS

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION	2
General Information	2
Voting Rights	2
Voting	2
PROPOSALS TO BE VOTED UPON	4
Proposal 1
Election of Directors	4
Nominees for Class III Directors for Terms to Expire in 2009	4
Proposal 2
Amendment to the Articles of Incorporation— Increase the Number of Authorized Common Shares to 125,000,000	7
Proposal 3
Ratification of Appointment of Independent Registered Public Accounting Firm	9
INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS	11
Security Ownership of Management and Certain Beneficial Owners	11
Majority of Independent Directors	13
Compensation of the Board of Directors	13
Meetings and Committees of the Board of Directors	13
Information Regarding the Company’s Process for Identifying Director Nominees	15
Audit Committee Report	15
Compensation Committee Report	16
Executive Officers	17
Executive Compensation	19
Stock Incentive Plans	22
Other Compensation Plans	24
Change in Control Arrangements	24
Compensation Committee Interlocks and Insider Participation	26
Stock Performance Graph	27
Certain Relationships and Related Party Transactions	28
Section 16(a) Beneficial Ownership Reporting Compliance	29
OTHER INFORMATION	29
Stockholder Proposals for the 2007 Annual Meeting	29
Annual Report on Form 10-K	29
Annual Report to Stockholders	29

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General Information

This Proxy Statement is furnished to the stockholders of American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266 (referred to in this Proxy Statement as the “Company” or as “we,” “our” or “us”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 8, 2006, at the time and place shown in the Notice of Annual Meeting of Stockholders, and at any adjournment thereof.

We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

This Proxy Statement is first being mailed on or about April 27, 2006.

Voting Rights

Only stockholders of record as of the close of business on April 15, 2006, will be entitled to the notice of and to vote at the meeting. We have a single class of voting common stock, $1 par value per share (“Common Stock”), of which 55,628,173 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.

Shares present in person or represented by proxy at the meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the meeting. Votes withheld for any Director and abstentions represented at the meeting will be counted for quorum purposes, but will not be counted as votes cast with respect to any other matter to come before the meeting and will not affect the outcome of any other matter. Votes will be tabulated under the supervision of Computershare, Inc., which has been designated by the Board of Directors to act as inspector of the election.

If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting. Contact your bank, broker or other holder of record directly if you have any questions.

If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. If your shares of Common Stock are not registered in your own name, and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker’s proxy card and bring it with you to the Annual Meeting.

Voting

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares as follows:

•       “FOR” the election of the three nominees for Directors;

•       “FOR” the amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock to 125,000,000; and

•       “FOR” the ratification of the appointment of KPMG LLP as our independent auditors for 2006.

If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters to be addressed at the Annual Meeting beyond those described in this proxy statement.

As an alternative to voting by using the enclosed proxy card, if you are a registered shareholder (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other “street name”), you may vote by telephone or Internet. Please see the enclosed proxy card for instructions on how to access the telephone and Internet voting systems. If you hold your shares in “street name,” your broker or other nominee will advise you whether you may vote by telephone or through the Internet as an alternative to voting by using the enclosed proxy card.

When voting using any of these methods, as to the election of Directors, you may (a) vote for all of the Director nominees as a group, (b) vote for all of the Director nominees as a group, except those nominees whose names you specify or (c) withhold your vote from all nominees as group.

A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by a notice in writing delivered to the Corporate Secretary of the Company, by voting by telephone or over the Internet at a later date or by a proxy bearing a later date.

The Board of Directors urges you to exercise your right to vote by returning the enclosed proxy card, by using the telephone or through the Internet.

PROPOSALS TO BE VOTED UPON

Proposal 1

Election of Directors

The Board of Directors presently consists of ten members, each of whom have been appointed to one of three Classes with three-year terms expiring on a staggered basis. The terms of service of the three Directors presently serving as the Class III Directors expire at the annual meeting to be held on June 8, 2006. Each of the Class III Directors are nominated for re-election to a new term of three years expiring in 2009.

The Board of Directors anticipates that the nominees will be able to serve on the Board. In the event any nominee should be unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority or votes against any such nominee.

The Board of Directors unanimously recommends that you vote FOR the nominees listed below.

Nominees for Class III Directors for Terms to Expire in 2009

The following individuals have been nominated by the Board as Class III Directors whose terms will expire at the annual meeting to be held in 2009:

David J. Noble has served as Chairman, Chief Executive Officer, President and Treasurer of the Company and as Chairman of American Equity Investment Life Insurance Company (“American Equity Life”) since their formation in 1995. Mr. Noble has also served as Chief Executive Officer of American Equity Life since March 2001, and he served as President of American Equity Life from 1995 until March 2001. Mr. Noble was Chief Executive Officer of The Statesman Group (“Statesman”) from 1982 through 1994 and was a Director of Statesman (from 1975) and its President (from 1979) until he left to form our company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc.

Director since 1995. Age 74.
Member: Executive and Investment Committees

A. J. Strickland III has been a Professor at the University of Alabama School of Business since 1969. Dr. Strickland is a director of Twenty Services, Inc., and a former director of Statesman.

Director since 1996. Age 64.
Member: Audit and Compensation Committees

Harley A. Whitfield is an attorney who is of counsel to Whitfield & Eddy, P.L.C., Des Moines, Iowa. Mr. Whitfield was a partner with Whitfield & Eddy from 1956 through 1994. Mr. Whitfield served as general corporate counsel for Statesman for over 30 years.

Director since 1996. Age 75.
Member: Audit and Compensation Committees

Members of Our Board Not Standing for Election This Year

Set forth below is information about our directors who are not standing for election at the Annual Meeting.

Incumbent Class I Directors Whose Terms Expire at the 2007 Annual Meeting

John C. Anderson is a member of the Southbrooke Health Center, Pell City, Alabama, where he has practiced chiropractic medicine since 1990. He is on the staff at St. Clair Regional Hospital, and has served on the Physician Advisory Committee for Blue Cross/Blue Shield of Alabama. Dr. Anderson holds a certification in disability and impairment rating, and is a member of the Academy of MUA Physicians and the American Academy of Pain Management and is certified with the Diplomate American Board of Chiropractic Orthopedists.

Director since 1998. Age 42.
Member: Nominating and Corporate Governance Committees

Robert L. Hilton served as Executive Vice President of Government Relations and Marketing of Amtrust Financial Services Inc. from October 2000 to April 2001. Mr. Hilton served as Executive Vice President of Insurance Data Resources Statistical Services, Inc., Boca Raton, Florida from 1997 until December 1999. From 1992 to 1996 he served as President of TIDE Consulting Co., Destin, Florida. Mr. Hilton was retired from December 1999 until October 2000 and has been a self-employed insurance consultant since 2001. Mr. Hilton is a former Director of Statesman and served for over 40 years as Senior Vice President of the National Council of Compensation Insurance, Boca Raton, Florida.

Director since 1996. Age 77.
Member: Compensation and Nominating and Corporate Governance Committees

John M. Matovina has served as our Vice Chairman since June 2003. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1996 and a financial consultant to us from 1997 to 2000. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman’s acquisition in September 1994, he served as Statesman’s Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the accounting and insurance industries.

Director since 2000. Age 51.

Kevin R. Wingert was appointed President of American Equity Life in March 2001. He served as Vice President of Marketing of that subsidiary from November 1996 until his appointment as President. He served as Regional Vice President of Marketing for American Life, a subsidiary of Statesman, from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 20 years.

Director since 2002. Age 48.

Incumbent Class II Directors Whose Terms Expire at the 2008 Annual Meeting

James M. Gerlach has served as Executive Vice President of our company since 1996 and as a director, Executive Vice President and Chief Marketing Officer of American Equity Life since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President and Secretary of American Life and Casualty Insurance Company (“American Life”) and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life. Mr. Gerlach has been active in the insurance industry for over 35 years.

Director since 1997. Age 63.
Member: Executive and Investment Committees

Robert L. Howe served the State of Iowa Insurance Division from 1964 to 2002 in various capacities. He was named Deputy Commissioner and Chief Examiner in 1985 and served in this position until his retirement in 2002. During this time, Mr. Howe was responsible for the financial oversight of 220 domestic insurance companies. Since his retirement, Mr. Howe has been a self-employed insurance consultant. Mr. Howe is a certified financial examiner, certified insurance examiner, certified government financial manager and accredited insurance receiver.

Director since 2005. Age 63.
Member: Audit Committee

David S. Mulcahy is an active investor in private companies, and, since 1987, he has been the Chairman of Monarch Manufacturing Company, Waukee, Iowa. Mr. Mulcahy is a certified public accountant who acted as a senior tax partner in the Des Moines office of Ernst & Young LLP, where he was employed from 1976 through 1994.

Director since 1996. Age 53.

Proposal 2

Amendment to the Articles of Incorporation—
Increase the Number of Authorized Common Shares to 125,000,000

The Board of directors has unanimously approved and recommended that the stockholders approve an amendment to Article IV of our Articles of Incorporation (“Articles”) to increase the number of shares of our authorized Common Stock, par value $1 per share, from 75,000,000 shares to 125,000,000 shares. The text of the proposed amendment is attached hereto as Appendix A and the following summary is qualified in its entirety by reference to such text.

At April 15, 2006, we had 55,628,173 shares of Common Stock issued and outstanding, and an aggregate of 26,949,503 shares of Common Stock reserved for issuance in connection with certain outstanding plans and agreements, including:

            (i)  942,370 shares potentially issuable upon the exercise of outstanding options under the 1996 Stock Option Plan;

        (ii)  Up to 1,800,000 shares issuable to employees in connection with the 2000 Employee Stock Option Plan (of which options representing 1,193,492 shares have been granted and are outstanding);

    (iii)  Up to 225,000 shares issuable to directors in connection with the 2000 Director Stock Option Plan (of which 15,000 shares have been granted and are outstanding);

      (iv)  1,260,000 shares potentially issuable upon the exercise of outstanding options under other stock option agreements;

          (v)  405,397 shares potentially issuable under deferred compensation agreements with certain officers, directors and consultants;

      (vi)  1,516,293 shares potentially distributable under deferred compensation plans with the principals of certain national marketing organizations;

  (vii)  2,807,363 shares issuable upon the conversion of the shares of the 8% Convertible Trust Preferred Securities issued by one of our subsidiary trusts; and

(viii) Up to 17,301,038 shares issuable upon the conversion of the 5.25% Contingent Convertible Senior Notes due 2024 (the “Senior Notes”); and

      (ix)  Up to 692,042 share issuable upon the conversion of the Series B 5.25% Contingent Convertible Senior Notes due 2024 (the “Series B Senior Notes”).

In respect to the shares issuable upon the conversion of the Senior Notes and Series B Senior Notes (referenced in items (viii) and (ix) above), the exact number of shares issuable upon conversion is dependant upon and varies with the differential between the market price of the Company’s Common Stock at the time of conversion and the conversion price of $14.45 per common share. Before the maximum number of shares would become issuable, the market price of the Company’s Common Stock would have to exceed $150.00 per share. If all of the Senior Notes and Series B Senior Notes were converted at the earliest time permitted under the terms of such Notes, approximately 3,000,000 shares would be issuable. If all of the Senior Notes and Series B Senior Notes converted when the market price of the stock exceeds the conversion price by two times, approximately 8,996,540 shares would be issuable.

The proposed increase in the authorized Common Stock has been recommended by the Board of Directors to assure that an adequate supply of authorized and unissued shares is available for general corporate needs, as well as for such purposes as raising additional capital for the operations of the Company, or the financing of the acquisition of other insurance business or companies. There are currently no plans for issuing additional shares of Common Stock in connection with new capital transactions or acquisitions or for any other purposes. Such shares would be available for issuance without further action by the shareholders, unless required by applicable law.

The Board of Directors unanimously recommends that you vote FOR Proposal 2 to increase the number of authorized shares of Common Stock to 125,000,000.

Proposal 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year 2006. The Board requests that the shareholders ratify the appointment of KPMG. If the appointment of KPMG is not ratified by our stockholders, our Audit Committee will investigate the reasons for the stockholder rejection and will consider approving another independent registered public accounting firm.

KPMG was first retained as our auditors on June 16, 2005, and performed the audit of the Company’s consolidated financial statements for year ended 2005, as well as the review of the Company’s quarterly consolidated financial statements for the quarter ended September 30, 2005. The audit for 2004 and review of quarterly consolidated financial statements for the quarters ending March 31, 2005 and June 30, 2005 were performed by Ernst & Young, LLP (“Ernst & Young”):

Fees paid to KPMG for its services during the last two fiscal years were:

	2005	2004
Audit fees	$1,048,960	$ — —
Audit related fees	87,140	—
Tax fees	—	—
All other fees	123,834	—
Total	$1,259,934	$—

Fees paid to Ernst & Young for its services during the last two fiscal years were:

	2005	2004
Audit fees	$152,445	$1,126,309
Audit related fees	92,800	14,395
Tax fees	—	—
All other fees	—	—
Total	$245,245	$1,140,704

Fees for audit services include fees associated with the annual audit, audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q and statutory audits required by regulatory authorities. Audit-related services principally include accounting consultations and audits of our employee benefit plan. Fees for tax services include corporate tax advice and planning.

Our policy is that all fees for services provided by our independent registered public accounting firm must be approved in advance by the Audit Committee. In addition, the Audit Committee reviews with KPMG whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as audits of employee benefit plans. These policies were adopted in compliance with the Sarbanes-Oxley Act of 2002 (“SOX”), and rules adopted by the Securities and Exchange Commission (“SEC”) thereunder.

The Audit Committee is responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm. The Audit Committee has adopted policies and procedures for pre-approving services (audit and non-audit) performed by the independent registered public accounting firm. In accordance with such policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services do not impair the auditors’ independence. These services may include audit services, audit-related services, tax services and other services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee specific pre-approval authority provided that the estimated fee for any such engagement does not exceed $25,000. The Chairman of the Audit Committee must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Company anticipates that representatives of KPMG will be present at the meeting and will be available to respond to questions concerning the 2005 audit.

Required Disclosures Pursuant to Item 304(a) of Regulation S-K
Regarding Change in Independent Registered Public Accounting Firm

As set forth above, KPMG was engaged as our independent registered public accounting firm on June 16, 2005, replacing Ernst & Young. In the Proxy Statement for the 2005 Annual Meeting of Stockholders we sent to stockholders on April 27, 2005, we reported that the Audit Committee was evaluating the audit and audit-related services for 2005 and no appointment of any firm had been made for that year. On May 13, 2005, Ernst & Young informed us that it was resigning as our independent registered public accounting firm no later than the completion of the quarterly review of the Company’s fiscal quarter ending June 30, 2005. We accepted Ernst & Young’s resignation, and then formalized our search for a new independent registered public accounting firm.

The reports of Ernst & Young on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audit for 2004 and through August 4, 2005, when it terminated its services, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference thereto in their report on the financial statements for such years.

During the two most recent fiscal years and through August 4, 2005, there were no reportable events (as outlined in Regulation S-K Item 304(a)(1)(v)), other than as follows: In Item 9A of its Annual Report on Form 10-K/A for the year ended December 31, 2004, we reported a material weakness in internal controls with respect to deferred policy acquisition costs and deferred sales inducements and were not able to conclude that our internal control over financial reporting was effective as of the end of the period covered by our Annual Report on Form 10-K/A. This weakness in internal control over financial reporting did not result in any material misstatement of the Company’s audited financial statements for 2004. Ernst & Young’s report on internal control over financial reporting included in item 9A contained an adverse opinion on the effectiveness of internal control as of December 31, 2004.

INFORMATION REGARDING MANAGEMENT AND CERTAIN SECURITY HOLDERS

Security Ownership of Management and Certain Beneficial Owners

The Company presently has approximately 10,200 stockholders. The following table sets forth the beneficial ownership of our Common Stock as of April 15, 2006 by: (i) each Director and nominee for Director of us; (ii) our chief executive officer and each of our other most highly compensated executive officers; (iii) all executive officers, Directors and nominees for Directors as a group; and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock.

	Shares Beneficially Owned(1)		Options and Convertible Securities included in Number of Shares
Name of Beneficial Owner	Number	Percent	Beneficially Owned(2)
David J. Noble(3)(4)	3,554,847	6.27	1,032,222
Debra J. Richardson(4)(5)	334,301	*	201,704
Wendy L. Carlson	275,625	*	157,500
Kevin R. Wingert(5)(6)	288,119	*	172,500
John M. Matovina(5)	125,000	*	60,000
James M. Gerlach(5)(6)	376,454	*	189,204
John C. Anderson	13,650	*	3,000
Robert L. Hilton	15,000	*	3,000
Robert L. Howe	500	*	—
David S. Mulcahy(4)(6)	138,815	*	17,815
A. J. Strickland, III(5)	237,000	*	3,000
Harley A. Whitfield	39,000	*	3,000
Terry A. Reimer(5)(6)	375,960	*	186,204
All executive officers, directors and nominees for directors as a group (14 persons)	5,869,770	10.17	1,966,149
5% Owners:
Farm Bureau Life Insurance Company(4) 5400 University Avenue West Des Moines, Iowa 50266	3,020,277	5.43	—

*                    Less than 1%.

(1)          Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)          Except for Mr. Noble’s stock options on 960,000 shares of Common Stock, all stock options are granted pursuant to our 1996 Incentive Stock Option Plan, the 2000 Employee Stock Option Plan and/or the 2000 Directors Stock Option Plan.

(3)          Mr. Noble’s ownership includes 525,000 shares held in a charitable remainder trust of which he, Mrs. Richardson and Ms. Carlson are co-trustees. In addition, his ownership includes 24,500 shares held in our 401(k) savings plan and 237,000 shares owned by Twenty Services, Inc. Mr. Noble beneficially owns 52% of Twenty Services, Inc.

(4)          Of the 3,020,277 shares beneficially owned by Farm Bureau Life Insurance Company, 1,779,885 shares are on deposit in a voting trust which has a term of ten years ending on December 31, 2007. Under the terms of the voting trust, the voting trustees named therein control all voting rights attributable to the shares deposited in the voting trust, while Farm Bureau Life Insurance Company retains the economic rights to those shares. The voting trustees are David J. Noble, David S. Mulcahy and

Debra J. Richardson, each of whom is a Director or an executive officer of us. Each of the voting trustees disclaims any beneficial ownership with respect to these shares.

(5)          Ms. Richardson’s ownership includes 15,847 shares held in our 401(k) savings plan, 200 shares in the American Equity Officers Rabbi Trust, and 16,250 shares held in a charitable lead trust of which she is the trustee. Ms. Carlson’s ownership includes 2,325 shares held in an individual retirement account and 35,000 shares held in a charitable lead trust of which she is the trustee. Mr. Wingert’s ownership includes 18,495 shares held in our 401(k) savings plan and 12,000 shares held in a self-directed retirement plan account. Mr. Matovina’s ownership includes 26,000 shares held in self-directed retirement plan accounts and 1,000 shares owned by his spouse. Mr. Gerlach’s ownership includes 5,000 shares owned jointly with his spouse and 90,000 shares held in our 401(k) savings plan. Dr. Strickland’s ownership includes 54,000 shares held by his children. Mr. Reimer’s ownership includes 3,000 shares owned by his spouse and 90,000 shares held in our 401(k) savings plan.

(6)          In addition to the shares reflected in this table, Mr. Gerlach, Mr. Reimer and Mr. Wingert each have Deferred Compensation Agreements with us pursuant to which they will receive shares of Common Stock on a deferred payment basis for services rendered during our initial start-up period. Further, Mr. Mulcahy has a Deferred Compensation Agreement with us pursuant to which he will receive shares of Common Stock on a deferred payment basis for consulting services he provided in 1997. These shares will be issued only upon the occurrence of certain trigger events, including death, disability, retirement or action by the Board. Under their respective Deferred Compensation Agreements, Mr. Gerlach is entitled to receive 24,285 shares; Mr. Reimer is entitled to receive 19,845 shares; Mr. Wingert is entitled to receive 4,500 shares; and Mr. Mulcahy is entitled to receive 28,125 shares.

Majority of Independent Directors

Our Board of Directors includes 10 members, and the Board has affirmatively determined that the following six are independent under the requirements of SOX and the corporate governance listing standards of the New York Stock Exchange (“NYSE Rules”):

John C. Anderson
Robert L. Hilton
Robert L. Howe
David S. Mulcahy
A.J. Strickland III
Harley A. Whitfield

The independent Directors meet in executive session as a part of all regular quarterly meetings of the Board. At each such executive session, the independent Directors select by consensus one member to preside over such sessions. The Board has adopted Corporate Governance Guidelines which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request. Any interested parties desiring to communicate with a member (or all members) of the Board of Directors regarding the Company may directly contact such directors by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266.

Compensation of the Board of Directors

Directors who are our employees receive no compensation for their services as directors. Each member of the Board of Directors who is not an officer of the Company receives (i) $1,000 per month payable quarterly and (ii) $1,000 per meeting for attending meetings of the Board of Directors or meetings of committees of the Board of Directors ($500 per meeting for telephonic meetings), plus reimbursement of expenses for attending such meetings. Each Chair of a committee who is not an officer of the Company also receives $1,000 for each additional day such Chair is required to work in preparation for meetings.

Under the 2000 Director Stock Option Plan, Directors who are not employees may receive grants of options to purchase shares of our Common Stock. All options granted have an exercise price equal to the public market value of the shares on the date of grant. No options were granted to directors in 2005.

Meetings and Committees of the Board of Directors

The Board of Directors met four times in 2005, and each of the Directors attended at least three of the meetings. We currently have five permanent Board committees described below. Each of the committee members attended at least 75% of the committee meetings. Our policy regarding Director attendance at the annual meeting of stockholders is set forth in our Corporate Governance Guidelines which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request. All of our Directors except Dr. Strickland attended the Annual Meeting of Stockholders held June 9, 2005.

The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our Board, all of the powers and authority of the Board in our direction and management; (ii) reviews corporate matters presented, or to be presented, to our Board; and (iii) makes recommendations to the Board on policy matters. The Executive Committee is comprised of David J. Noble and James M. Gerlach, and they met monthly during 2005.

The Audit Committee performs the following functions, among others: (i) assists the Board’s oversight of (a) the integrity of our financial statements; (b) our compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process; (c) our independent auditors’ qualifications and independence; and (d) the performance of our independent auditors and our internal audit function; and (ii) prepares the annual report required to be prepared by the Audit Committee pursuant to the rules of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Audit Committee is set forth below. The Audit Committee met six times in 2005.

The Audit Committee is comprised of three independent Directors: Robert L. Howe, Harley A. Whitfield, and A. J. Strickland III. Under SOX and the NYSE Rules, the Audit Committee must include only Directors who satisfy the independence requirements under SOX and the NYSE Rules. In addition, all audit committee members must have the ability to read and understand financial statements. The Board has determined that all members of the Audit Committee meet such standards. In addition, the Board has determined that Mr. Howe is an “audit committee financial expert,” as that term is defined in SOX.

The Compensation Committee performs the following functions, among others: (i) oversees our compensation and employee benefit plans and practices related to our CEO; (ii) makes recommendations to the Board with respect to other senior officers compensation, incentive-compensation and equity-based plans; and (iii) produces an annual report on executive compensation as required by the SEC. The Compensation Committee is governed by a written charter approved and adopted by the Board of Directors effective April 5, 2004. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Compensation Committee is set forth below. The Compensation Committee met once in 2005.

The Compensation Committee is comprised of three independent Directors: A. J. Strickland, III, Harley A. Whitfield and Robert L. Hilton. Under the NYSE Rules, the Compensation Committee must be composed entirely of independent directors. The Board has determined that all members of the Compensation Committee meet such standard.

The Investment Committee performs the following functions, among others: (i) manages our assets and liabilities; (ii) makes recommendations to our Board regarding investment policy; and (iii) reviews procedures and practices relating to our investment activities. The investment committee is comprised of David J. Noble and James M. Gerlach, and they met monthly during 2005.

The Nominating and Corporate Governance Committee performs the following functions, among others: (i) identifies and recommends candidates to fill positions on the Board of Directors; (ii) screens qualifications and backgrounds of Director candidates; (ii) develops and recommends corporate governance principles for the Company as required by law; and (iv) evaluates the Board of Directors as a whole. The Nominating and Corporate Governance Committee is governed by a written charter approved and adopted by the Board of Directors effective April 5, 2004. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The Nominating and Corporate Governance Committee met once in 2005.

The Nominating and Corporate Governance Committee is comprised of two independent Directors: John C. Anderson and Robert L. Hilton. Under the NYSE Rules, the Nominating and Corporate Governance Committee must be composed entirely of independent directors. The Board has determined that both members of the Nominating and Corporate Governance Committee meet such standard.

Information Regarding the Company’s Process for Identifying Director Nominees

The Company is committed to having a Board of Directors comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and in accordance with the requirements of our Amended and Restated Bylaws.

The Nominating and Corporate Governance Committee may apply several criteria in identifying nominees. At a minimum, the Committee shall consider (i) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs and (ii) the nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors which the Committee may consider include a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, age, potential conflicts of interest, material relationships with us and independence from management and us. The Nominating and Corporate Governance Committee also may seek to have the Board represent a diversity of backgrounds and experience.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal control. The independent registered public accounting firm (“independent auditors”) is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon, as well as issuing a report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing the conduct of these activities and for supervising the relationship between the Company and the independent auditors.

In fulfilling its oversight responsibilities, the Committee meets regularly with management and the independent auditors, both jointly and separately. The Committee has reviewed and discussed with management and the independent auditors the Company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and the Company’s audited financial statements for the year ended December 31, 2005, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with the independent auditors the matters required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties.

In addition, the Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has reviewed and considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence, and has discussed with the independent auditors their independence from management and the Company.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

As specified in the Audit Committee charter, the Committee is not responsible for preparing or certifying financial statements, for planning or conducting audits, for determining that the Company’s financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles or for establishing and maintaining internal controls over financial reporting. That is the responsibility of management, and where applicable, the independent auditors. In giving our recommendation to the Board, the Committee has relied on management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and the report of the independent auditors with respect to such financial statements.

AUDIT COMMITTEE
Robert L. Howe, Chair
A.J. Strickland, III
Harley A. Whitfield

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the Company’s executive compensation policies, equity-based compensation programs and Directors compensation programs. The Compensation Committee also establishes the salary and other compensation of the Company’s Chief Executive Officer. The Compensation Committee consists of only independent, non-employee Directors who are appointed by the Board.

Our compensation policies and programs are designed to:

•       attract and retain highly qualified and motivated executive officers and employees;

•       encourage and reward achievement of our annual and long-term goals; and

•       encourage executive officers and employees to become stockholders with interests aligned with those of other stockholders.

Our executive compensation program includes base pay, discretionary annual cash bonuses, and long-term incentive opportunities through the use of stock options. Section 162(m) of the Internal Revenue Code limits deductible compensation to $1 million per individual, with the exception of “performance-based compensation.” All options granted to our CEO and other executive officers qualify for this exclusion. It is not anticipated that any executive officer will be paid more than $1 million (excluding “performance-based compensation” ) and accordingly, all amounts paid as executive compensation should be deductible for federal income tax purposes.

Mr. Noble has elected to receive an annual base salary of $60,000 since the formation of the Company in December 1995, and has received no cash bonuses. In 2000 and again in 2003, the Compensation Committee reviewed Mr. Noble’s compensation and made recommendations to the Board of Directors concerning an increase in Mr. Noble’s compensation and a cash bonus to reflect his leadership, the scope of his responsibilities and the Company’s growth and profitability. The Compensation Committee has approved a form of employment contract for Mr. Noble, which includes an increase in salary and other long-term incentives. However, Mr. Noble has not accepted any salary increase or cash bonuses, and his total cash compensation from the Company remains at $60,000. Mr. Noble desires to negotiate several aspects of his proposed employment contract.

In 2000, Mr. Noble received a five-year forgivable loan in the aggregate principal amount of $800,000. Payments on this loan were treated as compensation to Mr. Noble when forgiven in accordance with the terms of the applicable agreements. This agreement terminated, and the entire remaining balance of principal and interest under the loan was forgiven on April 30, 2005.

During 2005, no options were granted to employees. Options granted prior to 2005 (i) are exercisable at market value on the date of the grant; (ii) have a ten year term; and (iii) have a 6-month vesting period.

The Compensation Committee also reviewed Directors compensation . Each member of the Board of Directors who is not an officer now receives (i) $1,000 per month payable quarterly and (ii) $1,000 per meeting for attending meetings of the Board of Directors or meetings of committees of the Board of Directors ($500 per meeting for telephonic meetings), plus reimbursement of expenses for attending such meetings. Each Chair of a committee who is not an officer of the Company now receives $1,000 for each additional day such Chair is required to work in preparation for meetings.

No options were granted to directors in 2005. Options granted prior to 2005 (i) are exercisable at market value on the date of the grant; and (ii) have a ten year term.

COMPENSATION COMMITTEE
A.J. Strickland, III, Chair
Harley A. Whitfield
Robert L. Hilton

Executive Officers

Executive officers of the Company do not have fixed terms but serve at the pleasure of the Board of Directors. The executive officers of the Company are:

David J. Noble (age 74) has served as Chairman, Chief Executive Officer, President and Treasurer of the Company and as Chairman of American Equity Life since their formation in 1995. Mr. Noble has also served as Chief Executive Officer of American Equity Life since March 2001, and he served as President of American Equity Life from 1995 until March, 2001. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a Director of Statesman (from 1975) and its President (from 1979) until he left to form our company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc. (“Twenty”).

Debra J. Richardson (age 49) has served as Senior Vice President and as Secretary of the Company and as a Director, Senior Vice President and Secretary of American Equity Life since June 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996, serving in various positions including Vice President-Shareholder/Investor Relations and Secretary. Ms. Richardson has been involved in the insurance industry for over 25 years.

Wendy L. Carlson (age 45) has served as Chief Financial Officer and General Counsel of the Company and as General Counsel of American Equity Life since June 1999. Before becoming an employee, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Carlson was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She served as one of the corporate attorneys for Statesman for over 15 years. Ms. Carlson is also a certified public accountant.

Kevin R. Wingert (age 48) was appointed President of American Equity Life in March 2001 and has been a Director of our Company since 2002. He served as Vice President of Marketing of that subsidiary from November 1996 until his appointment as President in 2001. He served as Regional Vice President of Marketing for American Life from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 20 years.

John M. Matovina (age 51) has served as our Vice Chairman since June 2003 and has been a Director of our Company since 2000. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2000. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman’s acquisition in September 1994, he served as Statesman’s Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the accounting and insurance industries.

James M. Gerlach (age 63) has served as Director and Executive Vice President of our company since 1997 and as a Director, Executive Vice President and Chief Marketing Officer of American Equity Life since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President and Secretary of American Life and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life. Mr. Gerlach has been active in the insurance industry for over 40 years.

Terry A. Reimer (age 60) has served as Executive Vice President of the Company and as a Director, Executive Vice President, Chief Operating Officer and Treasurer of American Equity Life since November 1996. Mr. Reimer was Executive Vice President, Treasurer and Chief Operating Officer of American Life from September 1988 through November 1996. Mr. Reimer is a certified public accountant and has been involved in the insurance industry for over 35 years.

Executive Compensation

The following table sets forth certain information with respect to the annual and long-term compensation of the Company’s chief executive officer and the Company’s highest paid executive officers whose total salary and bonus for 2005 services exceeded $100,000. The amounts shown are aggregate compensation from the Company and its subsidiaries.

Summary Compensation Table

					Long-Term Compensation Awards—
		Annual Compensation			Securities
				Other annual	Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus	compensation(2)	Options/SARs(3)	Compensation(4)
David J. Noble	2005	$60,000	$—	$94,134	—	$195,508	(5)
Chairman, Chief Executive	2004	60,000	—	—	—	193,708	(5)
Officer, President and	2003	60,000	—	—	50,000	193,708	(5)
Treasurer
Debra J. Richardson	2005	200,000	65,105	19,693	—	3,750
Senior Vice President and	2004	150,000	50,751	9,567	40,000	3,186
Secretary	2003	135,000	32,618	9,567	20,000	3,375
Wendy L. Carlson	2005	200,000	65,105	12,519	—	4,200
Chief Financial Officer	2004	150,000	50,751	742	40,000	3,285
and General Counsel	2003	135,000	32,618	—	20,000	2,827
Kevin R. Wingert	2005	200,000	65,105	18,174	—	4,200
President,	2004	150,000	50,751	8,790	40,000	3,966
American Equity Life	2003	135,000	32,618	8,790	20,000	3,283
John M. Matovina	2005	135,000	63,675	8,286	—	4,050
Vice Chairman	2004	135,000	49,501	—	40,000	3,690
	2003	75,831	17,512	—	20,000	1,688
James M. Gerlach	2005	160,000	60,675	16,116	—	4,050
Executive Vice President	2004	135,000	45,502	4,862	32,500	3,707
	2003	135,000	32,618	7,522	15,000	3,302
Terry A. Reimer	2005	160,000	60,675	17,521		4,200
Executive Vice President	2004	135,000	45,502	7,512	32,500	4,100
	2003	135,000	32,618	9,555	15,000	3,543

(1)          Includes employee tax-deferred contributions to our 401(k) savings plan.

(2)          Mr. Wingert’s amount in (i) 2005 consisted of $8,790 for car allowance and $9,384 for the employee portion of Medicare tax paid by us; (ii) 2004 and 2003 consisted of car allowance. Mr. Gerlach’s amount in (i) 2005 consisted of $3,005 for car allowance, $1,908 for country club dues and $11,203 for the employee portion of Medicare tax paid by us; (ii) 2004 consisted of $3,005 for car allowance and $1,857 for country club dues; and (iii) 2003 consisted of $4,511 for car allowance and $3,011 for country club dues. Mr. Reimer’s amount in (i) 2005 consisted of $7,512 for car allowance and $10,009 for the employee portion of Medicare tax paid by us; (ii) 2004 consisted of $7,512 for car allowance; and (iii) 2003 consisted of $7,512 for car allowance and $2,043 for country club dues. Ms. Richardson’s amounts in (i) 2005 consisted of $9,567 for car allowance and $10,126 for the employee portion of Medicare tax paid by us; (ii) 2004 and 2003 consisted of car allowance. Ms. Carlson’s amount in

(i) 2005 consisted of $3,500 for car allowance and $9,019 for the employee portion of Medicare tax paid by us; (ii) 2004 consisted of country club dues. Mr. Matovina’s amount in 2005 consisted of $3,600 for car allowance and $4,686 for the employee portion of Medicare tax paid by us.

(3)          All awards were stock option grants made under our 2000 Employee Stock Option Plan.

(4)          Except for Mr. Noble’s amounts (see footnote (5) for a discussion of such other amounts), all amounts represent employer contributions to our 401(k) savings plan.

(5)          During 2000, we loaned Mr. Noble $800,000 pursuant to a forgivable loan agreement. The forgivable loan agreement was with full recourse, and although the proceeds of the loan were used to exercise warrants to purchase 240,000 shares of Common Stock, all of which were exercised in 2000, the loan was not collateralized by the shares issued in connection with the exercise of the warrants. The loan was repayable in five equal annual installments of principal and interest, each of was forgiven on fulfillment of the condition that Mr. Noble remained continuously employed by us in his present capacities. Forgiven amounts constituted compensation to Mr. Noble in the year the forgiveness occurred. In 2005, the last installment of $192,508 was forgiven, and this installment included $180,585 of principal and $11,923 of interest at 6 1/2% per annum. In 2004, 2003 and 2002, $192,508 of the loan was forgiven. In 2004, 2003 and 2002, this represented $169,737, $159,378 and $149,650, respectively, of principal and $22,771, $33,130 and $42,858, respectively, of interest, at the rate of 6 1/2% per annum.

Aggregate Option Exercises and Fiscal Year-end Values

The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2005 by our chief executive officer and our other highly compensated executive officers and the fiscal year-end value of the unexercised options.

Name	Shares Acquired on Exercise(#)(3)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(1) Exercisable (E)/ Unexercisable (U)	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End(2) Exercisable (E)/ Unexercisable (U)
David J. Noble	1,058,125	$6,264,100	(E) 1,010,000	(E) $8,093,700
			(U) —	(U) —
Debra J. Richardson	116,250	688,200	(E) 198,000	(E) 1,073,878
			(U) —	(U) —
Wendy L. Carlson	100,000	613,000	(E) 157,500	(E) 620,000
			(U) —	(U) —
Kevin R. Wingert	100,000	637,800	(E) 172,500	(E) 800,690
			(U) —	(U) —
John M. Matovina	50,000	318,500	(E) 60,000	(E) 167,600
			(U) —	(U) —
James M. Gerlach	116,250	761,438	(E) 185,500	(E) 1,135,170
			(U) —	(U) —
Terry A. Reimer	110,250	680,243	(E) 182,500	(E) 1,106,010
			(U) —	(U) —

(1)          Except for the stock options granted to Mr. Noble and management subscription rights, all awards were stock options granted under our 1996 Incentive Stock Option Plan and 2000 Employee Stock Option Plan.

(2)          Values equal the excess of the fair market value of a share of Common Stock as of December 31, 2005 over the exercise price, multiplied by the number of options. The fair market value as of December 31, 2005 was $13.05 per share.

(3)          Includes stock options and management subscription rights. Messrs. Noble, Gerlach and Reimer, and Ms. Richardson received management subscription rights to purchase shares of Common Stock in connection with a rights offering in December 1997. These management subscription rights had an exercise price of $5.33 per share and were exercisable at any time prior to December 1, 2005. Mr. Noble received 1,680,000 management subscription rights; Mr. Gerlach and Mr. Reimer each received 116,250 management subscription rights; and Ms. Richardson received 39,375 management subscription rights. In April 2003, Mr. Noble transferred 100,000 management subscription rights to each of Mr. Wingert and Ms. Carlson, 76,875 management subscription rights to Ms. Richardson and 295,000 management subscription rights to certain other individuals. In July 2003, Mr. Noble transferred 50,000 management subscription rights to Mr. Matovina.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,858,559	$6.66	765,208
Equity compensation plans not approved by security holders	—	—	—
Total	3,858,559	$6.66	765,208

(1)          Includes the 1996 Stock Option Plan, the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan, a Stock Option and Warrant Agreement with the Company’s Chairman, and deferred compensation arrangements with certain officers, directors and consultants.

Stock Incentive Plans

2000 Employee Stock Option Plan.   Our 2000 Employee Stock Option Plan was adopted by our Board of Directors in April 2000, and was approved by our stockholders in June 2000. The 2000 Employee Stock Option Plan provides for the issuance of options to purchase a maximum of 1,800,000 shares of our Common Stock to our employees. Options granted under the 2000 Employee Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by the Board of Directors, the 2000 Employee Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Employee Stock Option Plan after that date. As of December 31, 2005, there were 1,204,542 options outstanding under the 2000 Employee Stock Option Plan.

Options granted under the 2000 Employee Stock Option Plan may be either “incentive stock options” within the meaning of Section 422 of the Code or nonqualified stock options and entitle the optionee, upon exercise, to purchase shares of Common Stock from us at a specified exercise price per share. Incentive stock options must have a per-share exercise price of no less than the fair market value of a share of Common Stock on the date of grant or, if the optionee owns or is treated as owning (under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of our stock, 110% of the fair market value of a share of Common Stock on the date of the grant. Nonqualified stock options granted under the 2000 Employee Stock Option Plan must have a per-share exercise price of no less than the fair market value of a share of Common Stock on the date of the grant. Options are not transferable other than by laws of descent and distribution and will generally be exercisable during an optionee’s lifetime only by the optionee.

Our Compensation Committee administers the 2000 Employee Stock Option Plan and has the authority, subject to the provisions of the 2000 Employee Stock Option Plan, to determine who will receive awards under the 2000 Employee Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any employee in any one year is 225,000. The Compensation Committee has the authority to determine whether to include a vesting schedule for any option grant; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The Compensation Committee has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of our stockholders, and except in connection with a stock split, stock dividend or similar event, the Compensation Committee will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

The Compensation Committee may provide that the exercise price of an option may be paid in cash, Common Stock or by a promissory note. The Compensation Committee may also permit a “cashless exercise” arrangement whereby an optionee delivers an exercise notice and irrevocable instructions to an approved registered broker to sell shares and deliver the exercise price in cash to us.

If an optionee’s employment with our company is terminated for any reason other than the optionee’s death or disability, any outstanding options granted under the 2000 Employee Stock Option Plan will expire unless exercised within 60 days from the date of employment termination. If an optionee’s employment with our company is terminated because the optionee dies or becomes disabled, any outstanding options granted under the 2000 Employee Stock Option Plan will expire unless exercised within one year after the date of employment termination. In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Employee Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more Directors in opposition to the Director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

The 2000 Employee Stock Option Plan may be amended by the Board of Directors, except that the Board may not (i) change any option previously made under the 2000 Employee Stock Option Plan in a manner which would impair the recipients’ rights without their consent or (ii) amend the 2000 Employee Stock Option Plan without approval of our stockholders, if required by law.

2000 Director Stock Option Plan.   Our 2000 Director Stock Option Plan was adopted by our Board of Directors in April 2000, and was approved by our stockholders in June 2000. The 2000 Director Stock Option Plan provides for the issuance of options to purchase a maximum of 225,000 shares of Common Stock to nonemployee Directors of our company. Options granted under the 2000 Director Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by our Board of Directors, the 2000 Director Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Director Stock Option Plan after that date. As of December 31, 2005, there were 18,000 options outstanding under the 2000 Director Stock Option Plan.

Options granted under the 2000 Director Stock Option Plan will be nonqualified stock options under the Code and entitle the optionee, upon exercise, to purchase shares of Common Stock from us at an exercise price per share no less than the fair market value of a share of Common Stock on the date of the grant. Options will not be transferable other than by laws of descent, and will generally be exercisable during an optionee’s lifetime only by the optionee.

Our Board of Directors administers the 2000 Director Stock Option Plan and has the authority, subject to the provisions of the 2000 Director Stock Option Plan, to determine who will receive awards under the 2000 Director Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any Director in any one year is 10,500. The Board has the authority to determine whether to include a vesting schedule for any option granted; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The Board has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of our stockholders, and except in connection with a stock split, stock dividend or similar event, the Board will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

If an optionee’s directorship is terminated for any reason other than the optionee’s death or disability, any outstanding options granted under the 2000 Director Stock Option Plan will expire unless exercised within 60 days from the date of directorship termination. If an optionee’s directorship is terminated because the optionee dies or becomes disabled, any outstanding options granted under the 2000 Director Stock Option Plan will expire unless exercised within one year after the date of directorship termination. In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Director Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more Directors in opposition to the Director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

The 2000 Director Stock Option Plan may be amended by the Board of Directors, except that the Board may not (i) change any option previously made under the 2000 Director Stock Option Plan in a manner which would impair the recipients’ rights without their consent or (ii) amend the 2000 Director Stock Option Plan without approval of our stockholders, if required by law.

Other Compensation Plans

We sponsor a bonus plan for all employees based upon net receipts of premiums from new annuity sales. Senior managers of the Company, with the exception of Mr. Noble, participate in this plan on a pro rata basis with all other employees. The bonus pool consists of 5 basis points (0.05%) of net premiums received during the six-month periods preceding each semi-annual distribution date. Distributions are made as cash bonuses on a pro rata basis equal to the ratio which each employee’s gross salary bears to our total payroll expense for the relevant period. In addition, officers of the Company may receive annual discretionary cash bonuses in amounts determined by Mr. Noble.

We also have a qualified 401(k) plan for all employees after 30 days of employment and attainment of age 18. We match 50% of employee contributions to the plan to the extent of 4% of total compensation, subject to the limitations specified in the Code.

In 2002, we offered to senior officers a non-qualified deferred compensation plan and trust. Under this plan, any of our senior officers may elect to defer all or a portion of their salary and/or cash bonuses until their separation from service due to death, disability or retirement, or until the Board authorizes the release of the deferred amounts. Each officer electing to defer salary under this plan has a deferred compensation account where the investment of such account is subject to his/her direction. All assets held to fund such accounts are held in trust and would be returned to the Company only in the event of its insolvency.

Change in Control Arrangements

We have entered into change in control severance agreements with Messrs. Matovina, Wingert, Gerlach, and Reimer and Ms. Richardson and Ms. Carlson, which provide for payment of certain benefits to these executives if they are terminated following a change in control (defined below). The term of each agreement continues through December 31, 2004. However, each January 1 (beginning January 1, 2005), the term of each agreement will automatically extend one year unless we have given 90 days notice that we will not extend the term of the agreement. Upon the occurrence of a change in control, the term of each agreement shall be extended until the date that is 36 months following the change in control, or, with respect to Messrs. Gerlach and Reimer, 24 months.

An executive is entitled to payments under the change in control severance agreement if, following a change in control and during the 36-month period (or with respect to Messrs. Gerlach and Reimer, 24-month period) following the change in control, (i) we terminate the executive’s employment other than for “cause” (defined below), or (ii) the executive terminates his or her employment with us for “good reason” (defined below).

Upon an executive’s termination of employment as described above, the executive is entitled to the following:

•       Cash in an amount equal to three times (two times with respect to Messrs. Gerlach and Reimer) the greater of (i) the executive’s base annual salary in effect at the time notice of termination is given or (ii) the executive’s base annual salary in effect immediately preceding the change in control. This amount is payable in monthly installments over the three-year period following the executive’s termination of employment, or, with respect to Messrs. Gerlach and Reimer, over the two-year period following the executive’s termination of employment.

•       A cash lump sum equal to three times (two times with respect to Messrs. Gerlach and Reimer) the executive’s target annual cash bonus in effect at the time notice of termination is given.

•       A cash lump sum equal to (i) the executive’s base annual salary through the date of termination (to the extent not already paid) and (ii) the amount of the target annual bonus that the executive would receive for the year in which the executive’s termination occurs, prorated through the date of termination.

•       During the period in which the executive is entitled to continued salary, the continuation of health, dental and life insurance benefits to the executive and the executive’s family. If the executive becomes eligible to receive medical or other welfare benefits under another employer’s plan, benefits from us will be secondary to those provided under such other employer’s plan.

•       Amounts paid in respect of the executive’s base annual salary or bonus shall be treated as “compensation” under any retirement plans.

Additionally, with respect to Messrs. Matovina and Wingert and Ms. Richardson and Ms. Carlson, if the executive if subject to the “golden parachute” excise tax imposed by Internal Revenue Code Sections 280G and 4999, the executive is entitled to receive an additional “gross-up” payment that is sufficient to pay the golden parachute excise tax and all other taxes, interest and penalties associated with the excise tax and gross-up payment.

With respect to Messrs. Gerlach and Reimer, if the executive is subject to the golden parachute excise tax, it will be determined whether a reduction in the amount of payments to the executive would result in a greater after-tax benefit to the executive than if the executive received all payments and paid all applicable taxes, including the golden parachute excise tax. If such a reduction would result in a greater after-tax benefit to the executive, the executive’s payments will be reduced accordingly.

During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

The term “change in control” is defined in the agreements, but generally means the occurrence of any of the following events:

•       a person or entity, other than certain parties (such as Farm Bureau), directly or indirectly acquires beneficial ownership of securities representing 35% of the voting power of our outstanding securities;

•       during any period of not more than two consecutive years, a majority of the Board of Directors ceases to be constituted by incumbent Directors or Directors approved by two-thirds of the incumbent Directors;

•       our stockholders approve and we consummate a merger other than a merger that would result in our voting securities continuing to represent at least 50% of the voting power of the stock of the surviving entity; or

•       we sell all or substantially all of our assets or our stockholders approve a plan of complete liquidation of the company.

The term “cause” is defined in the agreements, but generally means any of the following:

•       The executive’s willful and continued failure to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive.

•       The final conviction of the executive of, or an entering of a guilty plea or a plea of no contest by the executive to, a felony.

•       The willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.

The term “good reason” is defined in the agreements, but generally means, unless the executive has consented in writing, the occurrence of any of the following:

•       The assignment to the executive of duties inconsistent with the executive’s position or a material diminution in status, title, authority, duties or responsibilities.

•       A reduction in the executive’s base salary.

•       The relocation of the executive’s office to a location more than fifty (50) miles outside of West Des Moines, Iowa.

•       Following a change in control, the failure by us or any of our affiliates to continue in effect any material fringe, compensation or employee benefit plan, or the taking of any action that would adversely affect the executive’s participation in or materially reduce his or her benefits under any of such plans.

•       Following a change in control, our failure to obtain the successor entity’s assumption of the executive’s change in control severance agreement in writing.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2005 were Messrs. Hilton, Strickland and Whitfield, none of whom has served at any time as an officer or employee of the company or our subsidiaries. Mr. Whitfield is of counsel to Whitfield & Eddy, P.L.C; however, Mr. Whitfield is fully retired and such “of counsel” status is honorary with no compensation to Mr. Whitfield. We have retained Whitfield & Eddy from time to time to perform legal services.

Stock Performance Graph

The following graph sets forth a comparison of cumulative total return for the Common Stock of the Company (“AEL”), the Standard & Poor’s 500 Index (“S&P 500”), and the Standard & Poor’s 500 Financials Index (“S&P 500 Financials”), adjusted to assume the reinvestment of dividends for the last day of each quarter from December 31, 2003 through December 31, 2005 (the first day of trading of the Common Stock following the Company’s initial public offering was December 4, 2003). The graph assumes $100 invested in each of AEL, the S&P 500 and the S&P 500 Financials.

Certain Relationships and Related Party Transactions

General Agency Commission and Servicing Agreement.   We have a General Agency Commission and Servicing Agreement with American Equity Investment Service Company, or the Service Company whereby the Service Company acts as a national supervisory agent with responsibility for paying commissions to our agents. Until September 2, 2005, the Service Company was wholly owned by Mr. Noble, our Chairman, Chief Executive Officer and President. On September 2, 2005, we acquired 100% of the common stock of the Service Company from Mr. Noble in exchange for $1. Immediately prior to the acquisition, Mr. Noble received a distribution of $2.5 million of cash held by the Service Company.

Under the terms of the Servicing Agreement, as amended, the Service Company has paid a portion (ranging from 13.5% to 100%) of the agents’ commissions for certain annuity policies issued during 1997 - 1999 and 2002 - 2004. In return, we have paid and agreed to pay quarterly renewal commissions to the Service Company ranging from .0975% to .375% based upon the account values of the applicable annuity policies issued during those years. No renewal commission is paid unless the underlying policy is in force on the date renewal commissions are calculated pursuant to the terms of the Servicing Agreement.

For all years except 2004, renewal commissions are capped and interest expense computed at a 9% imputed interest rate. The liability to the Service Company for policies issued during 2004 was created on December 31, 2004 and quarterly renewal commissions are payable for five years. The effective interest rate based upon the estimated future renewal commissions for these policies as of December 31, 2005 is 11.2%. Actual renewal commission payments may vary from expected based upon the persistency and account value growth of the covered policies.

During the years ended December 31, 2004 and 2003, the Service Company paid $20.0 million and $14.4 million, respectively, to our agents and we paid renewal commissions to the Service Company of $17.0 million, $28.1 million, and $22.1 million during the years ended December 31, 2005, 2004 and 2003, respectively.

EquiTrust Transactions.   We entered into two coinsurance agreements with EquiTrust Life Insurance Company, (“EquiTrust”), an affiliate of Farm Bureau Life Insurance Company , (“Farm Bureau”) covering 70% of certain of our fixed rate and index annuities issued from August 1, 2001 through December 31, 2001, 40% of those contracts for 2002 and 2003 and 20% of those contracts issued from January 1, 2004 to July 31, 2004, when the agreement was suspended by mutual consent of the parties. As a result of the suspension, new business will no longer be ceded to EquiTrust until the parties mutually agree to resume the coinsurance of new business. The business reinsured under these agreements is not eligible for recapture before the expiration of 10 years. As of April 15, 2006, Farm Bureau beneficially owned 5.43% of our Common Stock.

Total annuity deposits ceded were $4.7 million and $202.1 million for the years ended December 31, 2005 and 2004, respectively. Expense allowances received were $2.0 million and $22.6 million for the years ended December 31, 2005 and 2004. The balance due under this agreement to EquiTrust was $27.7 million at December 31, 2005 and $32.0 million at December 31, 2004, and represents the market value of the call options related to the ceded business we hold to fund the index credits and cash due to or from EquiTrust related to the transfer of annuity deposits. We remain liable with respect to policy liabilities ceded to EquiTrust should it fail to meet the obligations assumed by it.

5% Trust Preferred Securities.   In October 1999, American Equity Capital Trust II (“Trust II”) issued 97,000 shares of company obligated mandatorily redeemable preferred securities of subsidiary trust, or the 5% trust preferred securities to Iowa Farm Bureau Federation, which owns more than 50% of the voting capital stock of the parent of Farm Bureau. The 5% trust preferred securities have a liquidation value of $100 per share ($97,000,000 in the aggregate). The consideration received by Trust II in connection with the issuance of the 5% trust preferred securities consisted of fixed income trust preferred securities of equal value which were issued by the parent of Farm Bureau. We receive an annual dividend of $4,850,000 on the fixed income trust preferred securities issued by the parent of Farm Bureau, and Trust II pays an equivalent annual dividend on the 5% trust preferred securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2004, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

OTHER INFORMATION

Stockholder Proposals for the 2007 Annual Meeting

Stockholder proposals to be considered for inclusion in our proxy statement for the annual meeting to be held in 2007, or stockholder proposals to be presented from the floor of the meeting must be submitted in writing to Debra J. Richardson, Senior Vice President and Secretary, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, and must comply with SEC rules in order to be eligible for inclusion in our proxy material for our 2007 meeting.

A stockholder may present a proposal for inclusion in our proxy statement if such stockholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 31, 2006.

In addition, under our Amended and Restated Bylaws, a stockholder who desires to present a proposal from the floor of the 2007 annual meeting must submit the proposal between March 9, and April 9, 2007. Any such proposal must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Annual Report on Form 10-K

Any stockholder who desires to obtain additional copies, free of charge, of our Annual Report on Form 10-K for the year ended December, 31, 2005, (including our audited consolidated financial statements and financial statement schedules) as filed with the Securities and Exchange Commission, may contact Debra J. Richardson, Senior Vice President and Secretary, at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266 (888-221-1234, ext. 1704).

Annual Report to Stockholders

Simultaneously with the mailing of this Proxy Statement, we are mailing our 2005 Annual Report and Form 10-K to all stockholders of record on April 27, 2006.

APPENDIX A

Text of Proposed Amendment
to the
Articles of Incorporation

Increase the Number of Authorized Common Shares to 125,000,000

RESOLVED, That Article IV of the Corporation’s Articles of Incorporation be amended by deleting in its entirety the first sentence thereof, which now states:

—Deletion—

The total number of shares that may be issued by this Corporation is 77,000,000 shares, of which 2,000,000 shares of the par value of $1 per share, shall be designated Series Preferred Stock and 75,000,000 shares of the of the par value of $1 per share shall be designated Common Stock.

and inserting in lieu thereof the following:

—Insertion—

The total number of shares that may be issued by this Corporation is 127,000,000 shares, of which 2,000,000 shares of the par value of $1 per share, shall be designated Series Preferred Stock and 125,000,000 shares of the of the par value of $1 per share shall be designated Common Stock.

Form of Proxy Card

PROXY

[Name and address	[Number of Shares
of Stockholder]	owned by Stockholder]

This proxy when properly executed will be voted in the manner you direct below.  If you sign this Proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR such proposal (s).

Please vote by marking the appropriate boxes below:

•                  To elect David J. Noble, A.J. Strickland III and Harley A Whitfield, as Directors.

☐ FOR all nominees	☐ AGAINST all nominees

☐ FOR ALL EXCEPT following nominee(s)

☐ WITHHOLD as to the following nominee(s)

•                  To amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to 125,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

•                  To ratify the appointment of KMPG LLP as the Company’s independent auditors for 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN.

To transact such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement in connection with that meeting.

Dated:	, 2006

SIGNATURE OF STOCKHOLDER(S)